EXHIBIT 2

EXECUTED COPY

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (the “Agreement”) is made as of August 12, 2020 by and between Knight Ray Limited, a company incorporated in the British Virgin Islands (the “Transferor”) and Tencent Mobility Limited, a company organized under the laws of Hong Kong (the “Transferee”).

W I T N E S S E T H:

WHEREAS, as of the date hereof, the Transferor is the legal and beneficial owner of such class and number of shares in the capital of KE Holdings Inc., a company organized under the laws of the Cayman Islands (the “Company”), set forth under the heading “Pre-IPO Sale Shares” in Schedule 1 hereto (the “Pre-IPO Sale Shares”);

WHEREAS, the Company has filed a registration statement on Form F-1 with the U.S. Securities and Exchange Commission on July 24, 2020 in connection with its initial public offering (the “IPO”) of American depositary shares, representing the Company’s Class A ordinary shares, upon the completion of which the Pre-IPO Sales Shares will be converted on a 1:1 basis into such number of Class A ordinary shares of the Company set forth under the heading “Post-IPO Sale Shares” in Schedule 1 hereto (the “Post-IPO Sale Shares”);

WHEREAS, the Transferor has signed a lock-up agreement dated as of August 7, 2020 (the “Transferor Lock-up Agreement” ) in favor of Goldman Sachs (Asia) L.L.C., Morgan Stanley & Co. LLC, China Renaissance Securities (Hong Kong) Limited and J.P. Morgan Securities LLC (the “Representatives”); and

WHEREAS, the Transferor desires to sell to the Transferee, and the Transferee desires to purchase from the Transferor, on the terms and subject to the conditions set forth herein, the Sale Shares (as defined below).

For purposes of this Agreement, “Sale Shares” means the the Pre-IPO Sale Shares and/or Post-IPO Sale Shares, as the case may be.

NOW, THEREFORE, in consideration of the agreements and representations contained in this Agreement, the parties agree as follows:

1. Transfer of the Shares. On the basis of the representations and warranties contained in this Agreement and subject to the terms and conditions set forth herein, the Transferor hereby agrees to sell to the Transferee such number of the Sale Shares set forth under the column “Post-IPO Sale Shares” in Schedule 1, free and clear of all Encumbrances (other than restrictions imposed by applicable securities laws, the Investor Rights Agreement (as defined below), the M&AA (as defined below) or the Transferor Lock-up Agreement), at the purchase price per share that is equal to the price per American depositary share (“ADS”) set forth on the cover of the Company’s final prospectus in connection with the IPO divided by the number of Class A ordinary shares per ADS (such transfer, the “Transfer”). For purposes of this Agreement, “Purchase Price” means the aggregate purchase price of the Sale Shares payable by the Transferor to the Transferee in connection with the Transfer.

2. Transfer Closing. Subject to the terms and conditions of this Agreement (including the conditions precedent set forth in Sections 7(A) and 7(B)), the closing of the Transfer as between the Transferor and the Transferee (the “Transfer Closing”) shall take place remotely via the exchange of documents and signatures within three (3) Business Days after the date on which the conditions precedent set forth in Sections 7(A) and (B) have been fulfilled or waived, unless otherwise agreed by the Transferor and the Transferee in writing). At the Transfer Closing, the Transferee shall deliver 90% of the Purchase Price payable by it to the Transferor by wire transfer of immediately available funds to the bank account designated by the Transferor in Schedule 2, and the Transferor shall deliver to the Transferee a copy (certified as true and correct by a director of the Transferor) of the resolution of the board of directors and/or shareholders of the Transferor authorizing the entry into, execution, adoption, delivery and/or performance, as applicable, by the Transferor of this Agreement.

3. Delivery of Certificates; Update of Register.

(A) At least one (1) Business Day prior to the Transfer Closing, the Transferor shall deliver to the Transferee:

a.	a draft of the redacted register of members of the Company, reflecting the Sale Shares being transferred to the Transferee upon the Transfer Closing; and

b.

a copy (certified as true and correct by a director of the Company) of the resolutions of the board of directors of the Company, or such other documents in accordance with the then effective memorandum and articles of association of the Company (as amended and/or restated from time to time, the “M&AA”), including, for the avoidance of doubt, a confirmation letter issued by the Company, approving each of the following matters:

i.	the issue of the share certificate(s) representing the Sale Shares in the name of the Transferee;

ii.	the update of the register of members of the Company to reflect the Transferee as the holder of the Sale Shares purchased by it; and

(B) At the Transfer Closing, the Transferor shall deliver to the Transferee:

(a)

a copy (certified as true and correct by a director of the Company) of the redacted register of members of the Company, reflecting the Sale Shares being transferred to the Transferee upon the Transfer Closing;

(b)

a copy (certified as true and correct by a director of the Company) of the resolutions of the board of directors of the Company, or such other documents in accordance with the M&AA, including, for the avoidance of doubt, a confirmation letter issued by the Company, approving the matters described in Section 3(A)(b) hereof.

(c)

a copy (certified as true and correct by a director of the Company) of the share certificate(s) representing the Sale Shares in the name of the Transferee (with the original share certificate to be delivered to the Transferee within five (5) Business Days after the Transfer Closing).

4. Rights and Obligations of the Transferee. The Transferee agrees that the Sale Shares acquired by it shall be bound by and subject to the terms of the Second Amended and Restated Investor Rights Agreement, dated as of November 29, 2019, among the Company, the Transferor and other parties thereto (as amended and/or restated from time to time, the “Investor Rights Agreement”) which remain effective and valid as of the date of the Transfer Closing and the M&AA, and hereby agrees to comply with and be bound by the Investor Rights Agreement with the same force and effect as if the Transferee was originally parties thereto. Upon the Transfer Closing, the Transferee shall have the same rights and obligations with respect to the Sale Shares under the Investor Rights Agreement and the M&AA as the Transferor had immediately prior to the Transfer Closing. The Transferee agrees that the Sale Shares shall continue to be subject to substantially the same restrictions under the Transferor Lock-up Agreement.

5. Representations and Warranties of the Transferor. The Transferor hereby represents and warrants to the Transferee that each of the following statements is true, correct, complete and not misleading on and as of the date of this Agreement and the date of the Transfer Closing:

(a) the Transferor is duly organized and validly existing under the laws of the place of its incorporation or formation. The Transferor has all requisite corporate power and authority to perform each of its obligations under this Agreement;

(b) the Transferor has good and marketable title to the Sale Shares and that the Transferor is the sole registered owner thereof; the Transferor will, at the Transfer Closing, sell, transfer, and deliver the Sale Shares free and clear from any Encumbrance (other than restrictions imposed by applicable securities laws, the Investor Rights Agreement, the M&AA or the Transferor Lock-up Agreement) and that the Transferor is entitled to transfer the Sale Shares to the Transferee;

(c) this Agreement has been duly and validly executed and delivered by the Transferor, and will constitute valid and binding obligations of the Transferor enforceable against the Transferor in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and by general equity principles (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (A) the possible unavailability of specific performance, injunctive relief or any other equitable remedy and (B) concepts of materiality, reasonableness, good faith and fair dealing;

(d) none of the offer and sale of the Sale Shares, the execution, delivery and performance of this Agreement by the Transferor, or the consummation by the Transferor of the transactions contemplated by this Agreement, as applicable, violates or will violate, conflicts with or constitutes a breach of any of the terms or provisions of or a default under (or an event that, with notice or lapse of time or both, would constitute a default), or require consent under, on any property or assets of the Transferor pursuant to, (A) any law, statute, circular, rule or regulation applicable to the Transferor, or the assets or properties of the Transferor, (B) any judgment, order or decree of any governmental authority with jurisdiction over any of the assets or properties of the Transferor, or (C) any obligation, agreement, covenant or condition contained in any lease, license, franchise agreement, authorization, permit, certificate or other agreement or instrument to which, or by which, the Transferor is bound or to which any of the assets or properties of the Transferor is subject, other than such consents and waivers as have been obtained or will be obtained prior to the Transfer Closing and will be in full force and effect. As of the Transfer Closing, no consent, approval, authorization or order of, or filing, registration, qualification, license or permit of or with, any governmental authority, will be required to be obtained or made by the Transferor for the execution, delivery and performance by the Transferor of this Agreement, including the consummation of the transactions contemplated hereby, other than such consent, approval, authorization or order, filing, registration, qualification, license or permit as have been obtained or will be obtained prior to the Transfer Closing and will be in full force and effect. No consents or waivers from any other person or entity are required for the execution, delivery and performance of this Agreement or the consummation of the transaction contemplated hereby, other than such consents and waivers as have been obtained or will be obtained prior to the Transfer Closing and will be in full force and effect; and

(e) there are no contracts, agreements or understandings between the Transferor and any other person other than the Transferee that would give rise to a valid claim against the Transferor or the Transferee for a brokerage commission, finder’s fee or like payment in connection with the Transfer.

6. Representations and Warranties of the Transferee. The Transferee hereby represents and warrants to the Transferor that each of the following statements is true, correct, complete and not misleading on and as of the date of this Agreement and the date of the Transfer Closing:

(a) the Transferee is duly organized and validly existing under the laws of the place of its incorporation or formation. The Transferee has all requisite corporate power and authority to perform the its obligations under this Agreement; and

(b) this Agreement has been duly and validly authorized, executed and delivered by the Transferee, and will constitute valid and binding obligations of the Transferee enforceable against it in accordance with its respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws of general applicability relating to or affecting creditors’ rights and by general equity principles (regardless of whether considered in a proceeding in equity or at law), including, without limitation, (A) the possible unavailability of specific performance, injunctive relief or any other equitable remedy, and (B) concepts of materiality, reasonableness, good faith and fair dealing.

7. Conditions.

(A) The obligation of the Transferee to purchase the Sale Shares from the Transferor is conditional upon and subject to the following conditions precedent being satisfied upon the date of the Transfer Closing unless otherwise waived by the Transferee in writing (such waiver can be in whole, in part or conditional):

(a) the closing of the IPO having taken place;

(b) the representations and warranties of the Transferor contained in this Agreement remaining true, complete, accurate and not misleading in any material respect at the Transfer Closing as if repeated at the Transfer Closing;

(c) the Transferor having performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Transferor on or before the Transfer Closing;

(d) irrevocable waivers by the Company and Mr. Zuo Hui waiving their respective rights of first refusal on the Transfer which exist in relation to the Sale Shares under the M&AA, the Investor Rights Agreement or otherwise having been obtained and remaining in effect;

(e) irrevocable consent from the Representatives agreeing the Transfer.

(B) The obligation of the Transferor to sell the Sale Shares to the Transferee is conditional upon and subject to the following conditions precedent being satisfied upon the date of the Transfer Closing unless otherwise waived by the Transferor in writing (such waiver can be in whole, in part or conditional):

(a) the closing of the IPO having taken place;

(b) the representations and warranties of the Transferee contained in this Agreement remaining true, complete, accurate and not misleading in any material respect at the Transfer Closing as if repeated at the Transfer Closing; and

(c) the Transferee having performed and complied in all material respects with all covenants, agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by the Transferee on or before the Transfer Closing.

8. Tax Filing and Payment. The Transferor undertakes in favour of the Transferee to comply with all applicable tax laws (including the State Administration of Taxation Public Notice Regarding Certain Enterprise Income Tax Matters on Indirect Transfer of Properties by Non Resident Enterprises (关于非居民企业间接转让财产企业所得税若干问题的公告) (Announcement [2015] No. 7), and any amendment, implementing rules, or official interpretation thereof or any replacement, successor or alternative legislation having the same subject matter thereof, which shall be referred to as “Announcement No. 7”) and bear and pay the tax of any nature that is required by applicable law to be paid by the Transferor arising out of the transactions contemplated by this Agreement (the “Transfer Tax”), and shall indemnify and hold harmless, on an after-tax basis, the Transferee forthwith on demand from and against all taxes penalties associated with the tax withholding obligations, and all costs, expenses, demands, liabilities, losses and damages incurred or suffered by the Transferee or its Affiliates, together with the employees, officers, directors, managing directors and partners of each of the foregoing (the “Transferee Indemnified Parties”) rising or resulting from or in connection with the transfer of the Sale Shares. Without prejudice to the generality of the foregoing, the Transferor shall:

(a) duly and properly make with the applicable PRC tax authority the relevant tax filings and disclosures that are required by the Announcement No. 7 in connection with the transfer of the Sale Shares contemplated under this Agreement and provide the Transferee, as soon as reasonably practicable, with adequate evidence that such tax filings have been made; and

(b) to the extent that the Transferor is determined by the relevant PRC tax authority to be required by applicable law to pay the Transfer Tax in respect of the transfer of the Sale Shares, promptly pay such Transfer Tax and provide the Transferee, as soon as reasonably practicable, with evidence that such Transfer Tax have been paid in the form of a receipt of payment as well as tax filing returns or other similar documents, issued by the relevant PRC tax authority, provided that such evidence shall be to the reasonable satisfaction of the Transferee.

The Transferee shall pay the remaining 10% of the Purchase Price payable to the Transferor by wire transfer of immediately available funds to the bank account designated by the Transferor in Schedule 2 within five (5) Business Days upon receipt of (A) written evidence that the relevant tax filings and disclosures have been made with the applicable PRC tax authority in accordance with Section 8(a) above, and (B) a copy of the payment notice issued by such PRC tax authority relating to taxes in respect of the transfer of the Sale Shares.

9. Indemnification.

(a) The Transferor shall indemnify, defend and hold harmless the Transferee Indemnified Parties from and against any and all liabilities, damages, deficiencies, direct monetary losses, suits, debts, obligations, interest, penalties, expenses, judgments or settlements of any nature or kind, including all costs and expenses related thereto, including without limitation reasonable attorney’s fees and disbursements, court costs, amounts paid in settlement and expenses of investigation, whether at law or in equity, whether known or unknown, foreseen or unforeseen, of any kind or nature, arising out of, relating to or connected with any breach in any respect of any representation, warranty, covenant or undertaking made by the Transferor in this Agreement.

(b) Absent fraud or wilful breach by the Transferor or, if applicable, any of its employees, officers, directors, managing directors and partners, the Transferee acknowledges and agrees that the maximum liability of the Transferor to the Transferee and the relevant Transferee Indemnified Parties in respect of all breaches of the representations, warranties, covenant and undertaking of the Transferor contained in this Agreement or otherwise shall not exceed the Purchase Price actually paid by the Transferee to the Transferor.

10. Miscellaneous Provisions.

(a) Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without regard to principles of conflict of laws thereof. Any dispute arising out of or relating to this Agreement, including any question regarding its existence, construction, interpretation, validity, termination or implementation (“Dispute”), shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the Hong Kong International Arbitration Centre Administered Arbitration Rules then in force. There shall be three (3) arbitrators (the “Arbitration Board”). The claiming party or parties shall have the right to appoint one (1) arbitrator, the responding party or parties shall have the right to appoint one (1) arbitrator, and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be in Hong Kong. The arbitration proceedings shall be conducted in English. Each of the Parties irrevocably waives any immunity to jurisdiction to which it may be entitled or become entitled (including without limitation sovereign immunity, immunity to pre-award attachment, post-award attachment or otherwise) in any arbitration proceedings and/or enforcement proceedings against it arising out of or based on this Agreement or the transactions contemplated hereby. Notwithstanding the foregoing, either Party may seek immediate injunctive relief or other interim relief from any court of competent jurisdiction as necessary to enforce the provisions of this Agreement.

(b) Termination. Where this Agreement is terminated, this Agreement, other than Section 10 (excluding Section 10(c) (Further Assurance)), shall automatically terminate with immediate effect as between the applicable parties and each such parties’ rights and obligations other than those specified above shall cease to have force or effect immediately on termination. Such termination shall not affect the rights and obligations of such parties existing before termination.

(c) Further Assurances. Each of the parties shall at its/his (as the case may be) own costs, from time to time on request, do or procure the doing of all acts and/or execute or procure the execution of all documents in a form reasonably satisfactory to the other parties which the other parties may reasonably request for giving full effect to this Agreement and securing to the other parties the full benefit of the rights, powers and remedies conferred upon the other parties in this Agreement.

(d) Specific Performance. The parties each acknowledge that each party would not have an adequate remedy at law for money damages in the event that the obligations of any party provided in this Agreement have not been performed in accordance with their terms, and therefore agree, notwithstanding any other provision in this Agreement, that the other parties shall be entitled to specific performance of the terms hereof and any other equitable remedy to which such parties may be entitled.

(e) Rights Cumulative. Each and all of the various rights, powers and remedies of a party will be considered to be cumulative with and in addition to any other rights, powers and remedies which such party may have at law or in equity in the event of the breach of any of the terms of this Agreement. The exercise or partial exercise of any right, power or remedy will neither constitute the exclusive election thereof nor the waiver of any other right, power or remedy available to such party.

(f) Severability. Each provision of this Agreement shall be considered separable. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the transactions contemplated hereby on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the parties hereto. In such event, the parties hereto shall negotiate in good faith a substitute, valid and enforceable provision or agreement which most closely effects the parties’ intent in entering into this Agreement.

(g) Entire Agreement. This Agreement constitutes the full and entire understanding and agreement among the parties with respect to the subjects hereof and thereof, and supersede all other agreements between or among any of the Parties with respect to the subject matters hereof and thereof.

(h) Counterparts. This Agreement may be executed in several counterparts and as so executed shall constitute one agreement binding on all parties hereto, notwithstanding that all of the parties have not signed the same counterpart.

(i) Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective heirs, successors, legal representatives and permitted assigns of the parties. This Agreement, and the rights and obligations hereunder, shall not be assigned or transferred without the prior written consent of the parties; provided that the Transferee shall be entitled to assign or transfer any of its rights and/or obligations hereunder to any of its Affiliates, without the prior written consent of the Transferor.

(j) Certain Definitions. For the purposes of this Agreement:

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. With respect to any natural person, each of the following Persons is such natural person’s Affiliate for purposes of this Agreement: (i) spouse; (ii) parents; (iii) children; (iv) siblings; (v) father-in-law and mother-in-law; (vi) son-in-law and daughter-in-law; (vii) brother-in-law and sister-in-law; (viii) any other person who is a lineal ascendant or descendant of such natural person, including adoptive relationships; and (ix) any other person who is a relative of such natural person and lives in the same household with such natural person;

“Control” of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of fifty percent (50%) or more of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or analogous governing body) of such Person. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing;

“Encumbrance” means (i) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction which, in legal terms, is not the granting of security but which has an economic or financial effect similar to the granting of security under applicable law, (ii) any lease, sub-lease, occupancy agreement, easement or covenant granting a right of use or occupancy to any person, (iii) any proxy, power of attorney, voting trust agreement, interest, option, license, covenant not to sue, right of first offer, negotiation or refusal or transfer restriction in favour of any person or other restriction or limitation, and (iv) any adverse action as to title, possession or use;

“Hong Kong” means the Hong Kong Special Administrative Region of the PRC;

“Person” means any individual, corporation, partnership, trust, limited liability company, association (whether incorporated or unincorporated), proprietorship, joint venture, joint-stock company, firm, estate, governmental entity or other entity or organization; and

“PRC” means the People’s Republic of China, but solely for the purposes of this Agreement, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

(k) Contracts (Rights of Third Parties) Ordinance. Unless expressly provided to the contrary in this Agreement, this Agreement does not confer any right on any Person (other than the parties to this Agreement) under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce or enjoy the benefit of any term of this Agreement. Notwithstanding any term herein, the consent of any Person who is not a party to this Agreement is not required to rescind or vary this Agreement at any time.

11. Confidentiality.

(a)	Subject to Section 11(b), each party:

a.

shall treat as strictly confidential information obtained or received by it or by its authorized representatives from any other party, whether obtained or received verbally, in writing, electronically or in any other manner or storage device or media, in the course of its entering into or performing its obligations under this Agreement or relating to the negotiations or the existence or provisions or subject matter of this Agreement, including, for the avoidance of doubt, know-how and any information in connection with all intellectual property and legal protection, save and except for such information as is in the public domain, provided that the information did not come into the public domain through any fault of the receiving party or its agents, professional advisors or employees (collectively, the “Confidential Information”); and

b.

shall not except with the prior written approval of the disclosing party publish or otherwise disclose to any person any Confidential Information or use any Confidential Information otherwise than for the purpose contemplated by this Agreement.

(b)	Nothing herein shall prevent any Party from disclosing any Confidential Information:

a.

to its Affiliates and its and its Affiliates’ respective directors, officers, employees, agents, advisers or consultants for purposes of discharging their duties and responsibilities owed to it, provided that it shall procure that such respective Affiliates, directors, officers, employees, agents, advisers or consultants will not make any further disclosure or engage in prohibited use;

b.	to the extent required in connection with any legal proceedings amongst one or more of the Parties in relation to this Agreement;

c.	to the extent required in discharging its obligations under this Agreement;

d.	as required pursuant to law or an order of court, or the requirements of any stock exchange, or as otherwise permitted in this Agreement;

e.	the disclosure of which is agreed to by the party to whom such Confidential Information belongs or originates from; or

f.	for the purpose of any subsequent sale or transfer or disposal, howsoever of the Sale Shares to any bona fide buyer.

[The Remainder of This Page is Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement as of the date first above written.

TRANSFEROR:

Knight Ray Limited

By:	/s/ Kenneth Gaw
Name: Kenneth Gaw
Title: Director

[Signature Page to Share Purchase Agreement]

IN WITNESS WHEREOF, the party hereto has entered into this Agreement as of the date first above written.

TRANSFEREE:

Tencent Mobility Limited

By:	/s/ Lau Chi Ping Martin
Name: Lau Chi Ping Martin
Title: Authorized Signatory

[Signature Page to Share Purchase Agreement]

Schedule 1

SALE SHARES

Pre-IPO Sale Shares	Post-IPO Sale Shares

10,526,316 Series D Preferred Shares	10,526,316 Class A Ordinary Shares

Schedule 2

BANK ACCOUNTS OF TRANSFEROR

[REDACTED]